EXHIBIT 10.3

Sotheby’s
1334 York Avenue
New York, New York 10021

February 9, 2010

Mr. William F. Ruprecht
President and Chief Executive Officer
Sotheby’s
1334 York Avenue
New York, New York 10021

Re:     Employment Arrangement

Dear Bill:

          The Compensation Committee has considered your request to forego any 2009-related cash bonus compensation and has decided to honor it. In addition, you have asked that your 2010 stock award be awarded in the form of performance share units, notwithstanding the fact that your current employment arrangement (the “Arrangement”) calls for you to receive an award of restricted stock units. A waiver from you is necessary to permit the Company to issue you performance share units at the February 9, 2010 Compensation Committee meeting.

          The Arrangement permits you to terminate your employment with the Company for “Good Reason” (as defined in Exhibit D to the Arrangement) for the Company’s failure to award you at least $1,400,000 in restricted stock or restricted stock units prior to March 31 in any year during the Term (as defined in the Arrangement). You agree to waive your right to receive any 2010 stock award in the form of restricted stock or restricted stock units and agree to accept any such award in the form of performance share units. You further agree that any right to receive dividends in respect of those performance share units shall be governed by the terms of that award.

          If this letter agreement correctly states the terms of your waiver regarding the Arrangement, please acknowledge where indicated below.

Sincerely,

SOTHEBY’S

By:	/S/ SUSAN ALEXANDER
Susan Alexander,
Executive Vice President and
Worldwide Head of Human Resources

AGREED AND ACCEPTED AS OF
THE DATE OF THIS LETTER
AGREEMENT:

/S/ WILLIAM F. RUPRECHT
WILLIAM F. RUPRECHT